UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 6, 2025

Ondas Holdings Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-39761	47-2615102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Park Drive, Suite 1410, Boston, MA 02210

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (888) 350-9994

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock par value $0.0001	ONDS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment Ron Stern as Director

On January 6, 2025, the Board of Directors (the “Board”) of Ondas Holdings Inc. (the “Company” or “Ondas”) appointed Ron Stern as a director of the Company, effective January 7, 2025.

Mr. Stern, 52, has served as a General Partner and as the head of Portfolio Management of OurCrowd since April 2017 with responsibility for OurCrowd’s global portfolio of over 250 active companies, including over 100 board and board observer nominations and led or participated in over 400 financing rounds for start-up and growth companies. Mr. Stern has over twenty years' experience working in Growth Equity and Venture Capital investing, predominantly with Israeli related companies. During his tenure at OurCrowd, Mr. Stern was appointed to the board of director of Airobotics Ltd. in November 2019 and later became Chairman of Airobotics Ltd in January 2021. In this capacity Mr. Stern led the initial public offering of Airobotics Ltd. on the Tel Aviv Stock Exchange, ultimately leading to the sale of Airobotics Ltd. to Ondas in January 2023. From February 2015 to April 2017, Mr. Stern served as Chief Financial Officer of Adgorithms, an Israel based AI marketing company, which Mr. Stern helped take public on the London Stock Exchange, raising over $40 million to the company and its shareholders. From March 2013 to December 2014, Mr. Stern served as a Senior International Advisor to a leading U.S. family office. From January 2010 to December 2014, Mr. Stern served as a scout and advisor to a number of leading U.S. venture capital firms, and advised and managed large capital environmental projects for municipalities and government entities in Israel. From September 2002 to December 2009, Mr. Stern was a partner with Shamrock Holdings where he built the Israeli investing team and facilitated four initial public offerings of Shamrock's portfolio companies. Mr. Stern currently serves as Chairman of Blue Green Water Technology.

Mr. Stern graduated from The Hebrew University of Jerusalem with a degree in Economics and from Columbia Business School with an MBA in Finance and Entrepreneurship. We believe Mr. Stern’s experience in senior leadership positions at companies and his board experience makes him well-qualified to serve on our board of directors.

On January 6, 2025, the Company entered into that certain Directorship Agreement, by and between the Company and Mr. Stern (the "Agreement"). Pursuant to the Agreement, Mr. Stern was appointed a director of the Company, effective January 7, 2025, and will be compensated a fixed cash retainer of $15,000 plus VAT if applicable per month during the period he will serve as a director. In addition, once the Company consummates the next Qualified Event and subject to certain conditions (as described in the Agreement), the Company intends to appoint Mr. Stern as Vice Chairman of the Board and as a special strategic advisor of the Company. Mr. Stern will also be compensated with (i) a fixed cash retainer of $24,000 plus VAT if applicable per month during the period he will serve as the Vice Chairman of the Board; (ii) a $500,000 cash bonus plus VAT if applicable upon and subject to the consummation of a Qualified Event; (iii) a $250,000 bonus plus VAT if applicable for each additional Acquisition Transaction (as defined in the Agreement) in which he took an active role; (iv) a one-time signing bonus of $100,000 plus VAT if applicable at the time of the Directorship Agreement; and (v) a grant of options on January 7, 2025 to purchase 2,876,944 shares of common stock of the Company pursuant to the Ondas Holdings Inc. 2021 Stock Incentive Plan with an exercise price of $2.69.

The foregoing summary of the terms of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, such document attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

A copy of the press release announcing Mr. Stern’s appointment as a director of the Company is attached as Exhibit 99.1 to this report, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Directorship Agreement, by and between Ondas Holdings Inc. and Ron Stern, dated January 6, 2025.
99.1	Press Release, dated January 13, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2025	ONDAS HOLDINGS INC.

	By:	/s/ Eric A. Brock
Eric A. Brock
Chief Executive Officer

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